Exhibit 99.1

Jonchra Associates LLC

Wayne Lowell

VIA EMAIL AND FACSIMILE

Dr. Mario Molina, Chairman and CEO

Molina Healthcare

One Golden Shore Drive

Long Beach, CA 90802

October 15, 2007

Dear Mario:

Regretfully, this letter is to submit my resignation from the Molina Healthcare Board of Directors. As such, I hereby resign from the Molina Healthcare Board of Directors.

As we have discussed, my current job status is changing. As a result of my job change you have asked me to resign from Molina's Board of Directors. We have mutually agreed that I should resign. I have no issues or any other reasons for submitting my resignation, other than my job change.

I have enjoyed our five and half years of working together and being a part of Molina's success. It has been rewarding to be a part of Molina's growth and evolution. Going back to when we first began working together, and the company having one-sixth the revenue of today, and being much more concentrated in four states than it is today, there has been tremendous accomplishment. Also, the growth and development of the finance organization is something I take pride in having been a part of.

Thanks for the opportunity to have been a part of Molina's success. I will miss working with you, John and the rest of the Molina team

Best wishes,

/s/ Wayne Lowell

Wayne Lowell